                                                                   Exhibit 13.01

                            ML SELECT FUTURES I L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

              Financial Statements for the years ended December 31, 2002, 2001 and 2000 and Independent Auditors' Report

[MERRILL LYNCH LOGO]

ML Select Futures I L.P.
(A Delaware Limited Partnership)

TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
INDEPENDENT AUDITORS' REPORT                                                                                         1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2002 and 2001                                                 2

  Statements of Income for the years ended December 31, 2002, 2001 and 2000                                          3

  Statements of Changes in Partners' Capital for the years ended December 31, 2002, 2001 and 2000                    4

  Financial Data Highlights for the year ended December 31, 2002                                                     5

  Notes to Financial Statements                                                                                   6-10

INDEPENDENT AUDITORS' REPORT

To the Partners of
 ML Select Futures I L.P.:

We have audited the accompanying statements of financial condition of ML Select Futures I L.P. (the "Partnership") as of December 31, 2002 and 2001, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 2002 and the financial data highlights for the year ended December 31, 2002. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Select Futures I L.P. as of December 31, 2002 and 2001, and the results of its operations and changes in its partners' capital and the financial data highlights for the each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

New York, New York
March 3, 2003

ML Select Futures I L.P.
(A Delaware Limited Partnership)
_________________________________

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001
________________________________________________________________________________


ASSETS                                                         2002           2001
                                                           ------------   ------------
Equity in commodity futures trading accounts:
      Cash and option premiums                             $ 99,548,884   $ 50,843,347
      Net unrealized profit on open contracts (Note 2)        9,155,871        905,016
Accrued interest (Note 3)                                       102,837         74,172
                                                           ------------   ------------

                  TOTAL                                    $108,807,592   $ 51,822,535
                                                           ============   ============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
      Brokerage commissions payable (Note 3)               $    498,702   $    237,520
      Profit Shares payable (Note 4)                          2,508,724        777,685
      Administrative fees payable (Note 3)                       22,668         10,796
      Redemptions payable                                        33,359        386,866
                                                              ---------      ---------

            Total liabilities                                 3,063,453      1,412,867
                                                              ---------      ---------

PARTNERS' CAPITAL:
      General Partner (4,225 Units and 2,236 Units)             829,064        396,619
      Limited Partners (534,662 Units and 281,957 Units)    104,915,075     50,013,049
                                                            -----------     ----------

            Total partners' capital                         105,744,139     50,409,668
                                                           ------------   ------------

                  TOTAL                                    $108,807,592   $ 51,822,535
                                                           ============   ============

NET ASSET VALUE PER UNIT                                   $     196.23   $     177.38
                                                           ============   ============
(Based on (538,887 and 284,193 Units outstanding)

See notes to financial statements.

ML Select Futures I L.P.
(A Delaware Limited Partnership)
--------------------------------
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                         2002          2001           2000
                                                     -----------   -----------    -----------
REVENUES

Trading profit (loss):
   Realized                                          $ 5,392,704   $ 6,824,865    $  (514,466)
   Change in unrealized                                8,250,855    (2,048,558)     2,829,995
                                                     -----------   -----------    -----------
      Total trading results                           13,643,559     4,776,307      2,315,529
Interest income (Note 3)                               1,124,469     1,157,629      1,539,821
                                                     -----------   -----------    -----------
      Total revenues                                  14,768,028     5,933,936      3,855,350
                                                     -----------   -----------    -----------
EXPENSES

Brokerage commissions (Note 3)                         4,012,892     2,033,742      1,449,008
Profit Shares (Note 4)                                 2,508,724       779,623        381,807
Administrative fees (Note 3)                             182,404        92,442         65,864
                                                     -----------   -----------    -----------
      Total expenses                                   6,704,020     2,905,807      1,896,679
                                                     -----------   -----------    -----------
NET INCOME                                           $ 8,064,008   $ 3,028,129    $ 1,958,671
                                                     ===========   ===========    ===========
NET INCOME PER UNIT:

   Weighted average number of General Partner and
     Limited Partner Units outstanding (Note 5)          384,842       205,963        183,980
                                                     ===========   ===========    ===========
   Net income per weighted average General Partner
     and Limited Partner Unit                        $     20.95   $     14.70    $     10.65
                                                     ===========   ===========    ===========

See notes to financial statements.

ML Select Futures I L.P.
(A Delaware Limited Partnership)
-------------------------------
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

-------------------------------------------------------------------------------

                                         General          Limited
                            Units        Partner          Partners          Total
                           -------    -------------    -------------    -------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1999         158,372    $     249,637    $  22,749,797    $  22,999,434
Subscriptions               64,203                -        9,202,235        9,202,235
Net income                       -           22,773        1,935,898        1,958,671
Redemptions                (58,470)               -       (8,154,207)      (8,154,207)
                           -------    -------------    -------------    -------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2000         164,105    $     272,410    $  25,733,723    $  26,006,133
Subscriptions              141,085           99,895       24,841,935       24,941,830
Net income                       -           24,314        3,003,815        3,028,129
Redemptions                (20,997)               -       (3,566,424)      (3,566,424)
                           -------    -------------    -------------    -------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2001         284,193          396,619       50,013,049       50,409,668
Subscriptions              282,361          399,885       51,962,906       52,362,791
Net income                       -           62,505        8,001,503        8,064,008
Redemptions                (27,667)         (29,945)      (5,062,383)      (5,092,328)
                           -------    -------------    -------------    -------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2002         538,887    $     829,064    $ 104,915,075    $ 105,744,139
                           =======    =============    =============    =============

See notes to financial statements.

ML Select Futures I L.P.
(A Delaware Limited Partnership)
--------------------------------
FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2002
------------------------------------------------------------------------
The following per Unit data and ratios have been derived from information provided in the financial statements.

Increase (Decrease) in Net Asset Value
PER UNIT OPERATING PERFORMANCE:
Net asset value, beginning of year            $   177.38
Realized trading profit                            15.03
Change in unrealized                               17.90
Interest income                                     2.94
Expenses                                          (17.02)
                                              ----------
Net asset value, end of year                  $   196.23
                                              ==========
Total investment return, compounded monthly        10.63%
                                              ==========
RATIOS TO AVERAGE NET ASSETS:
Expenses                                            9.47%
                                              ==========
Net income                                         11.40%
                                              ==========

See notes to financial statements.

ML Select Futures I L.P.
(A Delaware Limited Partnership)
--------------------------------
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------
1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization
         ------------
         ML Select Futures I L.P. (the "Partnership") was organized under the Delaware Revised Uniform Partnership Act in August 1995 and commenced trading activities on April 16, 1996. The Partnership issues new units of limited partner interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Sunrise Capital Partners, LLC ("Sunrise") is the trading advisor of the Partnership. MLIM Alternative Strategies LLC ("MLIM AS LLC"), a wholly-owned subsidiary of Merrill Lynch Investment Managers LP ("MLIM"), which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Partnership's commodity broker. MLIM AS LLC has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

         Estimates
         ---------

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition
         -------------------
         Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

         Foreign Currency Transactions
         -----------------------------
         The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

         Operating Expenses and Selling Commissions
         ------------------------------------------
         MLIM AS LLC pays all routine operating expenses (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIM AS LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

         No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLIM AS LLC.

         Income Taxes
         ------------
         No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's share of the Partnership's income and expenses as reported for income tax purposes.

         Distributions
         -------------
         The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2002, 2001 or 2000.

         Redemptions
         -----------
         A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any calendar month upon ten days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption and, at or after the thirteenth full month through the twenty-fourth full month after the purchase, are assessed an early redemption charge of 1.5% of their Net Asset Value as of the date of redemption. If an investor makes multiple investments in the Partnership, investments are treated on a first-in, first-out basis in determining whether a redemption charge is applicable. Redemption charges are subtracted from redemption proceeds and paid to MLIM AS LLC.

         Dissolution of the Partnership
         ------------------------------
         The Partnership will terminate on December 31, 2020 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.       CONDENSED SCHEDULE OF INVESTMENTS

         The Partnership's investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2002 and 2001, are as follows:

2002

                                           Long Positions                             Short Positions
                                           --------------                             ---------------
                                                                                                  Percent  Net unrealized   Percent
                               Number of   Unrealized    Percent of   Number of     Unrealized     of Net  profit (loss)on   of Net
Commodity Industry Sector      Contracts  profit (loss)  Net Assets   Contracts    profit (loss)   Assets   open positions   Assets
                               ---------  -------------  ----------- -----------   -------------  -------  ---------------  --------
Agriculture                        1,077  $   627,045       0.59%              -   $         -      0.00%   $   627,045       0.59%
Currencies                     5,731,555   10,196,643       9.64%    (14,356,088)   (5,601,565)    -5.29%     4,595,078       4.35%
Energy                               983     (522,120)     -0.49%              -             -      0.00%      (522,120)     -0.49%
Interest rates                     2,880    4,683,573       4.43%           (544)      (38,505)    -0.04%     4,645,068       4.39%
Metals                               944       62,051       0.06%           (498)     (392,787)    -0.37%      (330,736)     -0.31%
Stock indices                          -            -       0.00%            (83)      141,536      0.13%       141,536       0.13%
                                          -----------                              -----------              -----------
Total                                     $15,047,192      14.23%                  $(5,891,321)    -5.57%   $ 9,155,871       8.66%
                                          -----------                              -----------              -----------

2001

                                              Long Positions              Short Positions
                                              --------------              ---------------
                                                                                               Net unrealized
                                         Unrealized     Percent of   Unrealized    Percent of  profit(loss)on  Percent of
Commodity Industry Sector               profit (loss)   Net Assets   profit(loss)  Net Assets  open positions  Net Assets
-------------------------               -------------   ----------   ------------  ----------  --------------  ----------
Agriculture                             $         -         0.00%    $  311,538       0.62%    $    311,538        0.62%
Currencies                                1,164,380         2.31%     1,078,399       2.14%       2,242,779        4.45%
Energy                                            -         0.00%      (358,620)     -0.71%        (358,620)      -0.71%
Interest rates                             (300,227)       -0.60%      (227,938)     -0.45%        (528,165)      -1.05%
Metals                                     (385,630)       -0.76%      (407,664)     -0.81%        (793,294)      -1.57%
Stock indices                                     -         0.00%        30,778       0.06%          30,778        0.06%
                                        -----------                  ----------                ------------
Total                                   $   478,523         0.95%    $  426,493       0.85%    $    905,016        1.80%
                                        -----------                  ----------                ------------

No individual contract comprises greater than 5% of the Partnership's net assets during 2002 or 2001.

3.       RELATED PARTY TRANSACTIONS

         The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

         Merrill Lynch charges the Partnership at prevailing local rates for financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

         The Partnership pays brokerage commissions to MLPF&S at a flat monthly rate equal to .458 of 1% (a 5.50% annual rate) of the Partnership's month-end assets. The Partnership pays administrative fees to MLIM AS LLC at a flat monthly rate equal to .021 of 1% (a 0.25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

         MLIM AS LLC estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 2002, 2001 and 2000 was approximately $193, $209 and $207 respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

         MLPF&S pays Sunrise a monthly consulting fee of .083 of 1% (a 1% annual rate) of the month-end assets, after reduction for a portion of the brokerage commissions.

4.       ADVISORY AGREEMENT

         The Partnership entered into an Advisory Agreement with Sunrise. The Advisory Agreement between the Partnership and Sunrise continues to be in effect, subject to certain renewal rights exercisable by the Partnership. Sunrise determines the commodity futures, options on futures and forward contracts traded by the Partnership, subject to certain trading policies and to certain rights reserved by MLIM AS LLC.

         Profit Shares equal to 23% of any New Trading Profit, as defined, as of the end of each calendar year are paid to Sunrise. Profit Shares are also paid out in respect of Units redeemed (to the extent they exceed the number of Units purchased) as of the end of interim months during a calendar year, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.       WEIGHTED AVERAGE UNITS

         The weighted average number of Units outstanding was computed for purposes of calculating net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2002, 2001 and 2000 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during such year.

6.       FAIR VALUE AND OFF-BALANCE SHEET RISK

         The nature of this Partnership has certain risks, which can not be presented on the financial statements. The following summarizes some of those risks.

         Market Risk
         -----------
         Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The

         Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

         MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of Sunrise, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIM AS LLC may urge Sunrise to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that Sunrise has begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by Sunrise itself.

         Credit Risk
         -----------

         The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

         The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

         The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

7.       SUBSEQUENT EVENT

         On January 2, 2003, MLIM AS LLC contributed $300,000 to the Partnership in order to maintain its 1% general partner interest in the Partnership.

         As of February 28, 2003, the general partner of the Partnership changed its name from MLIM Alternative Strategies LLC to Merrill Lynch Alternative Investments LLC as part of an internal Merrill Lynch reorganization. This change did not affect the personnel involved in the management of the Partnership. The change will have no impact on the Partnership's investors.

                              * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                            ML Select Futures I L.P.